Exhibit 10.31

AGREEMENT OF PURCHASE AND SALE

     THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made and entered into as of the 12th day of March, 2004 (the “Effective Date”), by and between AQUIA COMMERCE CENTER II, L.C., a Virginia limited liability company (“Seller”), and FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a Delaware limited partnership, or its permitted assigns (collectively “Purchaser”).

R E C I T A L S:

     A. Seller is the fee simple owner of that certain real property located in Stafford County, Virginia consisting of certain improvements known by street address 2723 Jefferson Davis Highway, Stafford, Virginia containing approximately 30,377 rentable square feet in the aggregate and approximately 1.08 acres of land, inclusive of the required on-site parking facilities for such improvements pursuant to applicable local law, such real property being more particularly described on Exhibit A attached hereto; and all right, title and interest of Seller, if any, that is appurtenant to the real property described on Exhibit A in and to the following: any land lying in the bed of any existing, dedicated street, road or alley, all strips and gores adjoining thereto and all appurtenances, rights, easements, rights-of-way, covenants, tenements, hereditaments and other rights incident thereto, including, without limitation, any right or option to acquire or benefit from any future easement or right-of-way to the extent that such rights and interests may benefit such real property (collectively, the “Land”), together with all improvements situated thereon and all right, title and interest of Seller in and to all other improvements, driveways, landscaping, paving, walkways, plumbing and heating pipes and fixtures situated thereon that they may benefit such improvements, situated thereon and/or used in connection therewith to the extent that they may benefit such improvements (collectively, the “Improvements”), together with all of Seller’s right, title and interest in and to the Government Lease identified on Exhibit C attached hereto (the “Government Lease”), together with, to the extent assignable, any contract rights other than the Government Lease, any escrow or security deposits, utility agreements, guarantees (if any), licenses, approvals, certificates, certificates of occupancy, plans and specifications, logos, permits, warranties or other rights related to the development of, construction of, ownership or, or use and operation of, the real property (all such items being collectively referred to as the “Intangibles”), and all furniture, fixtures and equipment and other items of personal property owned by Seller and located in or on the real property, as described in Exhibit B attached hereto and made a part hereof (collectively, the “Personalty”) (the Land and Improvements, together with the Intangibles and Personalty, being hereinafter sometimes referred to collectively as the “Property”); and

     B. Purchaser desires to acquire the Property, and Seller desires to sell the Property, all pursuant to the following terms.

     NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Purchase and Sale. Purchaser agrees to acquire the Property and Seller agrees to sell the Property (including without limitation its interests in the Government Lease), pursuant to the terms and conditions set forth herein.

     2. Purchase Price and Method of Payment.

         2.1 The purchase price for the Property (including Seller’s interests in the Government Lease as aforesaid) shall be Five Million Two Hundred Sixty Four Thousand and 00/100 Dollars ($5,264,000) (the “Purchase Price”).

         2.2 The Purchase Price shall be payable by wire transfer of immediately available funds of which the Deposit shall be a part, subject to such prorations and adjustments as are set forth hereinafter.

         2.3 Within three (3) business days following the Effective Date, Purchaser shall deposit with Tri-State Commercial Closings, Inc., located at 1150 18th Street, N.W., Suite 575, Washington, D.C. 20036 (“Escrow Agent”) in cash, Two Hundred Thirty Five Thousand and 00/100 Dollars ($235,000) (the “Initial Deposit”) (as used herein, the term “Deposit” shall include the aforesaid Initial Deposit, the Supplemental Deposit (below defined), and all interest earned on the Initial Deposit and Supplemental Deposit). Within three (3) business days following expiration of the Inspection Period (below defined), Purchaser shall deposit with the Escrow Agent the additional sum as shall be necessary to increase the Deposit to Four Hundred Seventy Thousand Dollars ($470,000) (it being understood that if the Purchaser shall fail to make such additional deposit in accordance with the foregoing provisions then Purchaser shall have been deemed to have elected to terminate this Agreement by reason of its rights during the Inspection Period and the Initial Deposit together with all interest earned thereon shall be returned by the Escrow Agent to the Purchaser without any further act of Seller). The Escrow Agent shall not be liable for any acts or omissions at any time unless caused by the gross negligence or willful malfeasance of the Escrow Agent with respect to the escrow established herein. If a dispute arises between the parties as to the disposition of the Deposit, the Escrow Agent shall: (a) hold the Deposit until the Escrow Agent has received releases signed by all parties to the transaction authorizing disposition of the Deposit, or (b) hold the Deposit until such time as one of the parties to the transaction files suit and the court in which the suit is filed orders the disbursement of the Deposit, or (c) deliver such Deposit into the court by filing an Interpleader Action. In the event of any litigation between Seller and Purchaser concerning the Deposit, Escrow Agent’s sole responsibility may be satisfied, at Escrow Agent’s option, by delivering the Deposit into the court in which such litigation is pending, and Purchaser and Seller agree that upon deliverance of such Deposit into court, neither Purchaser nor Seller shall have any further right, claim, demand, or action against the Escrow Agent. In the event any dispute arises under this Agreement between Seller and Purchaser resulting in the Escrow Agent being made a party to any litigation, Seller and Purchaser, jointly and severally, shall indemnify the Escrow Agent for all costs, and reasonable attorneys’ fees and legal expenses incurred by the Escrow Agent as a result thereof, provided that such litigation does not result in a judgment against the Escrow Agent for acting improperly under this Agreement.

     3. Seller’s Representations and Warranties. In order to induce Purchaser to enter into this Agreement and to purchase the Property, Seller makes the following representations and warranties, each of which being true and correct in all material respects as of the date hereof and each of which shall be true and correct in all material respects on the Closing Date.

         3.1 Organization and Authority. Seller has full power and authority to enter into this Agreement, to sell the Property to Purchaser and to otherwise perform its obligations hereunder. Seller further represents to Purchaser that the execution, delivery and performance of this Agreement, the fulfillment of and compliance with the terms and provisions hereof and the due consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite organizational action, all of which are in full force and effect. The sale of the Property pursuant to this Agreement (and the consummation of the transactions contemplated herein) shall not violate any law, ordinance, judgment, decree or order to which Seller or the Property is subject. Seller is not a “foreign person” as that term is defined by Section 1445 of the Internal Revenue Code of 1986, as amended. All Related Documents executed by Seller at the Closing will be duly authorized, executed, and delivered by Seller, are or at the Closing will be legal, valid, and binding obligations of Seller, are sufficient to convey title, and do not violate any provisions of any agreement to which Seller is a party or to which it is subject. The term “Related Documents” shall mean any document or instrument executed and/or delivered by Seller in connection with or pursuant to the Closing of the transaction contemplated by this Agreement including, without limitation, the Deed, bill of sale, Lease Assignment and Assumption Agreement, assignment and assumption of contracts, and the FIRPTA Certificate.

         3.2 Encroachments. To Seller’s knowledge, no part of the Improvements encroaches on any other property, and no Improvements violate any setback requirements. To Seller’s knowledge, no structures of any kind encroach on the Property.

         3.3 Ownership. Seller is the sole, fee simple owner of the Property, free and clear of liens and encumbrances other than the Permitted Exceptions (defined below) and the liens securing the existing first lien indebtedness (the “Existing Indebtedness”), which will be satisfied in full at Closing. As of the date of this Agreement, there is no Personalty included in or related to the Property.

         3.4 Oral Agreements. No oral agreement has been entered into with any person or entity relating to or connected with the ownership, construction, use, operation, maintenance or condition of the Property which would be binding upon Purchaser at or subsequent to the Closing.

         3.5 Insurance. Seller has not received any written notice from any insurance company which has issued a policy with respect to the Property requesting performance of any structural or other major repairs or alterations to any of the Property which has not been complied with. Seller has not received from any insurance company presently insuring the Property any notice of cancellation of any policy or of a material increase in the current premium of any policy. Seller agrees to keep present coverages in full force and effect, and to pay the premiums thereon, until the date of Closing.

         3.6 Building Documents. To the extent not previously provided or made available to Purchaser, Seller shall make available to Purchaser within the five (5) day period from and after the date hereof, for Purchaser’s inspection and photocopying at Seller’s place of business, copies of all documents, instruments, reports, analyses, surveys, inspections and other information in Seller’s possession and relating to the Land and/or the condition or construction of the Improvements and/or the presence of any Hazardous Substances (as herein defined) in or around the Property, together with copies in Seller’s possession of any and all plans, operating statements, engineering or architectural studies or reports and soil or environmental studies or reports; copies in Seller’s possession of any and all agreements, permits (including use and occupancy certificates and building permits) and approvals which the Seller has with any governmental authority pertaining to the Property; copies of the Seller’s existing title policy and all surveys; plats; engineering, mechanical, and architectural data in Seller’s possession relating to the Property, including if available “as-built” surveys and “as-built” site plans (including the current, approved site plan) relating to the Property; copies of all warranties and guaranties of every type in Seller’s possession with respect to the Property; a copy of Seller’s certificate of insurance evidencing insurance coverage on the Property; and a copy of most recent real estate tax bill/assessment for the Property (collectively the “Building Documents”).

         3.7 Hazardous Wastes. With respect to the Property (including, without limitation, the soil and ground water underneath the Improvements), no summons, citation, directive, notice or complaint issued by the United States Environmental Protection Agency or other federal or local Government authority has been received by Seller, its employees or to Seller’s knowledge, its agents, concerning any alleged violations of any environmental laws and regulations or any investigation or request for information relating to the handling, packaging, transportation, treatment, storage or disposal of Hazardous Substances on-site or when transported off-site. To Seller’s knowledge, the Property is in compliance with all laws, regulations, orders, decrees and agreements relating to Hazardous Substances and there are no Hazardous Substances on, at or under the Property as of the date hereof. The term “Hazardous Substances” has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and all regulations thereunder. For the purposes of this Agreement, the term Hazardous Substances also includes radon, petroleum and petroleum products and asbestos and asbestos products.

         3.8 Condemnation. No taking by power of eminent domain or condemnation proceeding has been instituted or, to Seller’s knowledge, threatened for the permanent or temporary taking or condemnation of all or any portion of the Property.

         3.9 Litigation. There is no pending or, to Seller’s knowledge, threatened, litigation, proceeding or investigation relating to the Property, Seller’s title thereto, Seller’s right to sell the Property or the zoning or use of the Property.

         3.10 Compliance; Notice of Violations. Seller has received no written notice of any violation of any law, rule, regulation, order, requirement, code, ordinance, statute or regulation issued by any Government agency, board, commission, authority or other Government entity, or any insurance board of underwriters, or of any action in any court or in any Government or administrative body on account thereof, against or affecting the zoning, use, development, maintenance, condition or operation of the Property or any part thereof.

         3.11 Commitments. Seller has not made, and prior to Closing hereunder shall not make, any commitments to any Government authority or agency, utility company, or to any other organization, group or person relating to the Property that would impose on Purchaser or the Property (or any future owner thereof) the obligation to make on or after the Closing any contributions of money, dedication of land or grants of easements, rights-of-way or other things, or to construct, install or maintain any improvements, public or private, on or off the Property.

         3.12 Liens. No labor has been performed or materials furnished at the request or direction of Seller that could result in a materialman’s or mechanic’s lien filed against the Property except as shall be fully paid or released prior to Closing. All real estate taxes on the Property which have become due and payable prior to Closing have been or will be paid by Closing.

         3.13 Government Lease. There are no leases, license agreements or other occupancy agreements for the Property binding upon the Purchaser or its successors other than the Government Lease. The Government Lease shall not be further extended, modified or amended prior to Closing without the Purchaser’s consent, which shall not be unreasonably withheld, conditioned or delayed. Neither landlord nor, to Seller’s knowledge tenant, is in default under the Government Lease, and there are no other obligations of the landlord pertaining to the Property except as expressly set forth in the Government Lease. To the knowledge of Seller, no controversy, claim, dispute or disagreement exists between the parties to the Government Lease and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under the Government Lease. The Government Lease is in full force and effect. Neither the tenant thereunder nor any other person, firm or corporation has any right, option or agreement to purchase the Property, including, but not limited to, purchase options or rights of first refusal to purchase the Property or any portion thereof. There are no security deposits or other deposits under the Government Lease. There are no brokerage, leasing or other commissions payable with respect to the Government Lease as of the date hereof, and at Closing, there shall be no such commissions payable, whether with respect to the present term thereunder or any renewal term. There are no unperformed requirements under the Government Lease for the Seller to perform tenant build-out or improvement work.

         3.14 Service Contracts. At Closing, there shall be no service, maintenance, supply, management, leasing contracts or other agreements (“Service Contracts”) except as shown on Exhibit D attached hereto and made a part hereof. Seller is not in default under any of the Service Contracts and to its knowledge no other parties to any of the Service Contracts are in default thereunder. All of the Service Contracts may be terminated at any time by the Seller or Purchaser at no cost or expense other than for services provided prior to the effective date of such termination, and with a notice of not more than thirty (30) days in advance, unless expressly set forth on Exhibit D to the contrary. Seller will cause the Management Agreement for the Property between the Seller and Garrett Development Corporation to be cancelled effective as of the Closing Date. The copies of the Service Contracts delivered to Purchaser by or on behalf of Seller prior to execution of this Agreement are true, accurate and complete in all material respects as of the date hereof, are in full force and effect and none of them has been further modified, amended or extended.

         3.15 Assessments. To Seller’s knowledge, there are no assessments for public improvements or repairs made or pending against the Property (or any component thereof) which remain unpaid, including, without limitation, those for construction of sewer, water, gas and electric lines and mains, streets, roads, sidewalks and curbs and, to Seller’s knowledge, none has been proposed. Seller has provided Purchaser a true and complete copy of the most recent real property tax bills for the Property and true and complete copies of bills for any and all public space rentals, vault rentals and any other public rentals or taxes relating to the use or ownership of the Property (and all components thereof). Seller shall promptly deliver to Purchaser a true and complete copy of any new real property tax assessment received for any component of the Property.

         3.16 No Actions. Seller shall not knowingly cause or permit by its agents or employees any action to be taken which would cause any of the representations or warranties contained or incorporated in this Agreement to be untrue as of the Closing Date. Seller agrees to notify Purchaser promptly in writing of any event or condition of which Seller becomes aware which occurs prior to Closing hereunder and which causes a material change in the truth of any of the representations or warranties contained herein.

         3.17 Employees. Seller has not entered into any management contracts, employment contracts or labor union contracts and has not established any retirement, health insurance, vacation, pension, profit sharing or other benefit plans relating to the operation or maintenance of the Property (or any component thereof) for which Purchaser shall have any liability or obligation. Neither Seller nor its management agent has any employees at the Property (or any component thereof), other than at-will employees who shall remain the responsibility of Seller or its management agent and as to whom Purchaser shall have no liability or obligation whatsoever. As of the Closing Date, there shall be no employees working at the Property (or any component thereof). Seller shall have paid or caused to be paid to all employees of the Seller or its management agent all salary and any other payments which shall be payable on account of each such employee for such period through Closing Date.

         3.18 USTs. Seller has no knowledge of any underground storage tanks that are located on or under the Property (or any component thereof).

         3.19 No Termination of Utilities. Seller has not received any written notice of the termination or impairment of the furnishing of services to the Property or any component thereof of water, sewer, gas (if any), electric, telephone, drainage and other such utility services.

         3.20 No Other Agreements. Without in any way limiting the generality of the foregoing representation, Seller further represents and warrants to Purchaser that no understanding, agreement (either express or implied), or reasonable expectancy of agreement with respect to sale, lease or other transfer of the Property exists between Seller and any third party other than the Government Lease.

         3.21 Completeness and Accuracy. The documents delivered by Seller to Purchaser pursuant to Section 3.6 are the material documents in the possession of Seller or its representative and agents relating to the Property and used by Seller in its operation of the Property. The representations and warranties contained in this Agreement do not contain any material untrue statement of fact and do not omit any statement of fact necessary to make the information herein or therein not materially misleading.

         3.22 Fence. Seller has no legally binding obligation to build a fence on or around the Property except as and to the extent expressly set forth in the Government Lease, which has not been amended orally or in writing other than as set forth on Exhibit C hereto. The tenant under the Government Lease is obligated to reimburse the Seller for fence-related expenditures made by the Seller which the tenant requested and has agreed to reimburse. Any such reimbursements attributable to expenditures billed by the Seller prior to Closing which are paid by such tenant to the Purchaser after Closing will be paid by the Purchaser to the Seller within five (5) business days following Purchaser’s receipt thereof, in accordance with Section 9.1(ii) below. Purchaser may obtain additional information regarding the fence project during the Inspection Period, and Seller will reasonably cooperate with such Purchaser requests for additional information.

     4. Inspection; Condition of Property and Title.

         4.1 Right of Inspection. Purchaser shall have the right, at its own risk, cost and expense, at any time prior to Closing during normal business hours (i.e. Monday through Friday from 9:00 a.m. to 5:00 p.m. - federal holidays excepted) upon not less than twenty-four (24) hours prior notice to Seller, and subject to the approval of the tenant under the Government Lease with respect to any entry into the leased premises, to enter, or cause its agents or representatives to enter, upon the Property for the purpose of making surveys, tests, test borings, inspections, investigations and architectural, structural, economic, environmental and other studies of the

Property as Purchaser may deem desirable. Seller agrees that it shall reasonably cooperate with Purchaser in connection with any other information regarding the Property reasonably requested by Purchaser and will provide or make available such information during the Inspection Period and at all periods thereafter through the Closing to the extent either in Seller’s possession or control. Purchaser shall, at Purchaser’s sole cost and expense, promptly and fully restore any damage or destruction to the Property occurring as a result of any act or omission of Purchaser by reason of such tests, studies or investigations. Purchaser shall indemnify, defend and hold Seller harmless from and against all loss, cost, damage or claim (including attorneys’ fees reasonably incurred, court costs and costs of investigation) arising out of or resulting from Purchaser’s exercise of the right and privilege granted to Purchaser contained in this Section 4, and the undertakings contained in this Section 4 shall survive closing or prior termination of this Agreement. The obligations of Purchaser under the immediately preceding sentence shall expressly survive any termination of this Agreement.

         4.2 Inspection Period. Purchaser’s obligations under this Agreement are subject to Purchaser’s approval of the Property for Purchaser’s intended use and to satisfaction of certain other contingencies more fully described in Article 5 below. Purchaser shall have the period commencing on the date hereof and ending at 5 p.m. on that date which is thirty (30) days after the date of a fully executed copy of this Agreement shall be delivered to Purchaser (the “Inspection Period”) to inspect the Property and to conduct such tests and investigations as it deems advisable in order to determine that the Property can be used for Purchaser’s intended use. Also during the Inspection Period, to assist Purchaser in its inspection as an accommodation by the Seller, the Seller agrees to use good faith efforts to obtain assurances (in writing if possible) from the tenant under the Government Lease that it consents to the assignment of the Government Lease to the Purchaser or its permitted affiliate hereunder, and the Seller agrees upon reasonable notice from the Purchaser to facilitate a conversation between the Purchaser and a representative for the tenant under the Government Lease (provided that the Seller at the Seller’s option may be a party to any such conversation), but Seller shall not be liable to Purchaser if Seller is unable to obtain such assurances or to organize such a conversation despite such good faith efforts. If, during the Inspection Period, Purchaser in its sole discretion is not satisfied with the results of its inspection or its findings hereof for any or no reason whatsoever, Purchaser shall notify Seller in writing (prior to the expiration of the Inspection Period) in which event:

(i)	the Deposit shall be returned to Purchaser;

(ii)	this Agreement shall be terminated; and

(iii)	the parties shall be relieved of any further obligation and responsibility under this Agreement, subject only to the Purchaser’s obligations under Section 4.1.

It is expressly recognized and agreed by the parties that following delivery by Purchaser of the Supplemental Deposit, Purchaser shall be deemed to have waived its termination right under this Section 4.2, and the entire Deposit shall thereupon be deemed at risk to Purchaser. Consequently, should Purchaser wrongfully fail to settle on the Property pursuant to the terms of this Agreement, the Deposit shall be non-refundable to Purchaser and paid to Seller in accordance with the Default provisions below provided as final, liquidated damages.

         4.3. “As-Is and Where Is Condition.” The Purchaser acknowledges that, subject to Purchaser’s rights in Sections 4.1 and 4.2 above, it is accepting the Property “as is and where is,” in its present physical condition, which Purchaser is familiar with or has had adequate opportunity to become familiar with. Except as specifically provided in this Agreement, the Purchaser acknowledges that Seller has made no representations or warranties to the Purchaser regarding the condition of the Property.

         4.4 Title Commitment. Purchaser shall be responsible for obtaining a preliminary title report for the Property after the Effective Date, and shall notify Seller in writing after Purchaser’s receipt thereof whether any items shown on such title report are unacceptable to Purchaser. Seller may, at its sole option, seek to cure any such title defects on or before the expiration of the Inspection Period. However, any title defects or exceptions shown on Purchaser’s title report which Purchaser does not object to in writing prior to the expiration of the Inspection Period, or which remain uncured for any reason at the expiration of the Inspection Period (regardless of whether or not Purchaser has objected thereto), shall be deemed waived by Purchaser after the expiration of the Inspection Period and shall thereafter constitute “Permitted Exceptions” for all purposes of this Agreement. Notwithstanding the foregoing, all liens securing the Existing Indebtedness shall be removed and discharged at Closing and shall not be Permitted Exceptions irrespective of whether or not such items were objected to by Purchaser as aforesaid.

     5. Conditions Precedent to Closing

         5.1 Purchaser’s Conditions Precedent to Closing. It shall be a condition precedent to Purchaser’s obligation to make a full settlement hereunder that each and every one of the following conditions shall exist on the Closing Date:

                (a) Representations and Warranties. Each of Seller’s representations and warranties contained herein shall be true and correct in all material respects in the same manner and with the same effect as though such representations and warranties had been made on and as of the Closing Date. In addition, Seller shall have complied with its obligations under Article 12 below as of the Closing Date.

                (b) Title Insurance. Purchaser shall have been able to secure a commitment naming Purchaser as the proposed insured, for an owner’s policy of title insurance (“Title Policy”) for the Property. Upon Purchaser’s payment to the title company of the stipulated title insurance premium, the Title Policy shall insure Purchaser that, upon consummation of the purchase and sale herein contemplated at the Closing, Purchaser will be vested with good, fee simple, marketable title to the Property (having a legal description consistent with that set forth on the annexed Exhibit A), free and clear of all encumbrances other than the Permitted Exceptions and exceptions to be discharged at Closing.

                (c) Condition of Property. Seller shall not have committed waste or nuisance upon the Property and shall have maintained and kept the Property (including the grounds thereof) in substantially the same order and condition as exists as of the date hereof, normal wear, tear and obsolescence excepted. Seller shall not cause any renovations, alterations or significant cosmetic changes to be made at or to the Property prior to Closing except required repairs and any alterations or changes made with Purchaser’s written consent (which consent shall not be unreasonably delayed, withheld or conditioned). Seller shall not have undertaken or permitted any action within Seller’s control, without the consent of Purchaser, which would impair or otherwise affect the use, ownership, acquisition or development of the Property on or after Closing in any material, adverse respect or which would cause any of the representations or warranties set forth herein to be untrue in any material respect.

                (d) Statement of Lease. Seller shall have delivered to the Purchaser a Statement of Lease (or comparably titled document) from the tenant under the Government Lease containing customary estoppel-type statements regarding the status of the Government Lease as shall be reasonably required by the Purchaser.

                (e) Covenants of Seller. Seller shall have delivered those documents required of Seller at Closing under Section 7 herein.

         5.2 Concurrent Closing with Aquia One. Concurrent with execution of this Agreement, Aquia Commerce Center, LC, a Virginia limited liability company (the “Related Seller”) controlled by the same individuals as Seller, and Purchaser have entered into that certain other Agreement of Sale and Purchase (the “Aquia One Contract”) for the property known by street address as 2721 Jefferson Davis Highway, Stafford County, Virginia (“Aquia One”). Purchaser and Seller recognize and agree that the sale of the Property is expressly conditioned upon the concurrent closing by Related Seller and Purchaser, or an entity to be designated by Purchaser for the purpose of acquiring Aquia One (a “Related Purchaser”), on Aquia One. If due to the default of the Purchaser the Aquia One Contract terminates or the closing on the Aquia One Contract shall not occur by the deadline for closing thereunder, such default shall constitute a default under this Agreement and the provisions of Section 11.1 below shall apply. If due to the default of the Seller the Aquia One Contract terminates or the closing on the Aquia One Contract shall not occur by the deadline for closing thereunder, such default shall constitute a default under this Agreement. In such event, Purchaser shall be entitled to elect its remedy under Section 11.2 herein, but Purchaser agrees that it shall not be entitled to (i) waive the default and proceed to Closing on this Agreement without closing on the Aquia One Contract, or (ii) elect to pursue a suit for specific performance unless Purchaser has also elected to pursue specific performance on the Aquia One Contract. If for any reason other than a Purchaser or Seller default the Aquia One Contract shall terminate in accordance with its terms or the closing on the Aquia One Contract shall not occur by the deadline for closing thereunder, then this Agreement shall automatically terminate, the Deposit shall be refunded to Purchaser and the parties shall be released of all obligations hereunder other than the obligations of Purchaser under Section 4.1.

         5.3 Failure of Condition to Purchaser’s Obligations. In the event of the failure of any condition precedent set forth in Section 5.1 above as of the Closing Date, Seller shall have the right to extend the Closing Date by written notice to the Purchaser on or prior to the Closing Date for up to thirty (30) days in order to attempt to satisfy such condition. In the event of the failure as of the Closing Date (as the same may have been extended) of any condition precedent set forth above, Purchaser, at its sole election, may, at its option, either:

(i)	terminate this Agreement, in which event the Deposit shall be returned to Purchaser, whereupon neither party shall have any further obligations or liabilities to the other, subject only to the obligations of the Purchaser under Section 4.1, or

(ii)	waive the condition and proceed to Closing.

     However, nothing contained herein shall be deemed to affect the rights of Purchaser under Section 11.2 in the event Seller has breached a representation or warranty made by Seller under this Agreement or Seller shall willfully default in its obligations to settle on the Property.

         6. Closing. The purchase and sale contemplated herein shall be consummated at a settlement (“Closing”) which shall take place on the date (the “Closing Date”) to be designated by Purchaser by written notice to Seller no less than five (5) business days prior thereto, with the agreements, however, that (i) the Closing Date shall occur no later than the later of the fifteenth (15th) day following expiration of the Inspection Period, subject to any extension by Seller as permitted under Section 5.3 above, and (ii) if the Purchaser has not yet closed on the Aquia One Contract but the Aquia One Contract remains in effect and the Purchaser continues to be entitled or obligated to close thereunder, the Closing Date under this Agreement shall be extended to the last allowable date for closing on the Aquia One Contract. If the Closing Date is not a Business Day, the Closing shall occur on the next day which is a Business Day thereafter. The Closing shall be performed in escrow through the Escrow Agent. The Closing shall take place during normal business hours on the Closing Date at the offices of the Escrow Agent or at such other location as the parties may mutually agree.

     7. Seller’s Deliveries. Seller shall execute, as appropriate, and deliver to the Escrow Agent at Closing:

         7.1 Deed. A special warranty deed (“Deed”) in such form as shall be reasonably acceptable to the Escrow Agent and Purchaser’s counsel whereunder Seller grants and conveys fee simple title to the Property.

         7.2 Assignment of Government Lease. An agreement (the “Assignment and Assumption Agreement”) evidencing the Seller’s assignment and the Purchaser’s assumption of the Government Lease as of the Closing Date in form and content reasonably acceptable to counsel for Purchaser and Seller.

         7.3 Seller’s Affidavit. Such certificates, affidavits and other evidence signed and delivered by Seller, as may reasonably be required to induce the title company to issue the Title Policy, without exception except for the Permitted Exceptions.

         7.4 FIRPTA Affidavit. An affidavit certifying that Seller is not a “foreign person” as that term is defined by Section 1445 of the Internal Revenue Code of 1986, as amended.

         7.5 Resolutions. A certified true copy of Seller’s resolutions authorizing the sale contemplated herein and the execution of this Agreement and all other documents delivered by Seller at Closing and such other certificates, documents and instruments as may reasonably be required by the title company to issue the Title Policy.

         7.6 Bill of Sale and Assignment of Contracts. A bill of sale and an assignment of contracts, each in form reasonably acceptable to Purchaser’s counsel, conveying to Purchaser all Personalty and the Intangibles, and all of Seller’s right, title and interest, to the extent assignable, in and to any (i) unexpired warranties and guarantees now in effect with respect to any part of the Property and/or mechanical equipment and appliances at the Property, (ii) all architectural, engineering, rezoning and subdivision plans (if any), specifications, drawings, and reports, and (iii) all licenses and permits relating to the Property to the extent the same exist and are assignable.

         7.7 Possession; Keys. Possession of the Property and keys for the Improvements in the possession or control of Seller or its agents.

         7.8 Original Documents. The originals (or copies if originals are not available) of all the Building Documents.

         7.9 Files. To the extent available, originals (or copies, if originals are not available) of all documents and books and records necessary for the continued operation of the Property, other than proprietary information, including without limitation, Lease files, rent records, escalation records and statements and maintenance records.

         7.10 Notice of Sale; Novation Agreement. Sufficient original letters, executed by Seller, advising the tenant under the Government Lease of the sale of the Property to Purchaser and directing that all rents and other payments thereafter becoming due be sent to Purchaser or as Purchaser may direct, together with a proposed Novation Agreement substantially in the form attached hereto as Exhibit E, or with such changes thereto as the Purchaser may request, subject to the Seller’s consent, not to be unreasonably withheld (the “Novation Agreement”) executed by Seller for submission to the tenant under the Government Lease. It is expressly understood and agreed by Purchaser that the tenant under the Government Lease may not provide any written recognition of the Purchaser as the new owner of the Property prior to Closing, and such written recognition shall not be a condition to Purchaser’s obligations hereunder nor shall the absence of such written recognition be grounds for termination of this Agreement by the Purchaser.

     8. Purchaser’s Closing Obligations. Purchaser shall pay the Purchase Price, together with all other funds required hereunder to be paid by the Purchaser in connection with the Closing, by federal wire transfer to the Escrow Agent on the Closing Date. Purchaser shall also execute the Assignment and Assumption Agreement, the Novation Agreement and such other documents or instruments as the Escrow Agent or title company may reasonably require in connection with the Closing.

     9. Settlement Charges; Prorations and Adjustments.

         9.1 Allocation of Settlement Charges. Seller shall pay the Grantor’s Tax and the cost of preparation and recordation of the Deed. Purchaser shall pay the recordation taxes on the sale, title examination fees, the title insurance premium and any survey update costs. Other settlement expenses (except as otherwise expressly set forth in this Section 9.1) shall be paid in accordance with the customs of real estate transactions in Stafford County, Virginia. Seller shall be responsible at its sole cost and expense for the cost to release any existing liens on the Property other than the Permitted Exceptions. Purchaser will pay one-half of the escrow fees of the Escrow Agent and Seller shall be responsible for the balance of the escrow fees. Purchaser shall be solely responsible for the costs incurred in connection with obtaining, executing, recording and insuring any financing obtained by Purchaser. Purchaser and Seller each shall pay its own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby.

         9.2 Prorations and Adjustments. At Closing, rents (to the extent prepaid), all real and personal property taxes, water rents, sewer charges, electric and other utility charges, fuel if any, operating expenses, wages, any special assessments, if any, and other similar charges affecting the Property and all utility charges, if any, shall be adjusted and prorated as of midnight of the day prior to the Closing Date. To the extent practicable Seller shall attempt to have utility providers read the meters for the Property on the day prior to Closing for purposes of making such prorations and adjustments. All other charges or fees customarily prorated and adjusted in similar transactions shall be adjusted at Closing. All rent (other than prepaid rent) payable by the tenant of the Property (which is acknowledged by the parties to be paid in arrears under the Government Lease) shall be adjusted (prorated) as of the Closing Date and paid in accordance with the following provisions:

(i)	Following receipt of the monthly installment of Basic Rent under the Government Lease attributable to the month in which the Closing occurs, such installment shall be adjusted as of the Closing, with Seller being entitled to the portion thereof attributable to the period of the month immediately preceding the Closing Date and Purchaser entitled to the balance of such monthly installment. The party receiving such installment shall pay over to the other party within five (5) business days following receipt the portion of the installment to which the other party is entitled.

(ii)	Purchaser shall be entitled to all Basic Rent and other sums due under the Government Lease to the extent collected on any date after the Closing with the exception of (a) common area maintenance (CAM) and real estate tax reimbursements attributable to periods prior to the Closing; (b) the Basic Rental for the Closing month to which Seller is entitled under (i) above, and (c) to the extent specified in Subsection (iii) below, rentals paid by the Government on account of rental arrearages for periods preceding the Closing. Annual CAM and tax reimbursements, which are payable by the tenant on an annual basis after the conclusion of each calendar year, will be adjusted as of closing, with Seller being entitled to the portion thereof attributable to the period of the year immediately preceding the Closing Date and Purchaser being entitled to the balance of such payment. Purchaser shall pay over to Seller within five (5) business days following receipt the portion of the installment to which the Seller is entitled. Additionally, any post-Closing tenant payments of amounts for special services which were specifically billed by Seller prior to the Closing Date shall be remitted by Purchaser to Seller within five (5) business days following Purchaser’s receipt thereof.

(iii)	Rent which is due, but uncollected, as of the Closing shall not be adjusted, but Purchaser shall cause the rent for the period prior to Closing to be remitted to Seller if, as and when collected, less any reasonable, out-of-pocket expenses incurred by Purchaser for such collection; provided, that, except with respect to Basic Rental for the Closing month, which shall be treated as specified in (i) above, all rents collected subsequent to Closing by Purchaser shall first be applied to current rentals then due which have accrued subsequent to Closing and any remaining amounts shall be applied to rental arrearages as of Closing. Similarly, if Seller receives any Basic Rent or other sums under the Government Lease which is payable to Purchaser under this Section 9.2, then Seller shall promptly deliver such sums to Purchaser. Purchaser, at Seller’s request, will use reasonable efforts for a period of ninety (90) days after the Closing Date to collect past due rental amounts or other payments owed to Seller in accordance with this Section 9.2.

All adjustment items to the extent they cannot be precisely determined at Closing (or to the extent found to be erroneous after the Closing), shall be estimated at Closing and shall be resolved by the parties in good faith no later than sixty (60) days after the Closing.

         9.3 Release of Closing Escrow. Upon receipt of Purchaser’s deliveries required under Section 8 above, and subject to all of Seller’s deliveries having been received and such other conditions to Purchaser’s performance as are contained in Section 5 hereof, Escrow Agent shall record the Deed, disburse the settlement proceeds as indicated on the settlement sheets, and distribute all Closing documents as directed by counsel for Purchaser and Seller.

     10. Condemnation and Risk of Loss. The risk of condemnation of all or any portion of the Property or loss or damage to the Property by fire or other casualty shall be borne by Seller until recordation of the Deed. In the event of (a) the threatened or actual commencement of eminent domain proceedings or actual condemnation or taking of all or any material part of the Property, or (b) damage to the Property by fire or other casualty, act of God or any other event on or prior to the Closing Date, which would cost in excess of $250,000 to repair, Purchaser, at its sole option exercisable within thirty (30) days following receipt of written notice of the event giving rise to the exercise of such option, shall have the right to terminate this Agreement, in which event the Deposit shall be returned to Purchaser, and neither party shall have any further obligations or liabilities to the other, subject to the obligations of the Purchaser under Section 4.1 herein. Purchaser understands and agrees that if it does not exercise its termination option in the event of condemnation or casualty as described above, the terms and conditions of the documents governing the Existing Indebtedness will control the use of any insurance proceeds and the settlement of any insurance claims related thereto, and that Purchaser will have no rights with respect to such proceeds or claims. The provisions of the Paragraph 10 shall expressly survive Closing and delivery of the Deed for the Property.

     11. Default Provisions; Remedies.

         11.1 Purchaser’s Default. If Purchaser fails to consummate the purchase and sale contemplated herein after all conditions precedent to Purchaser’s obligation to consummate the transactions herein contemplated have been satisfied or waived by Purchaser, or if, pursuant to Section 5.2 above, Purchaser has defaulted under the Aquia One Contract, and if Seller has notified Purchaser of such default and Purchaser has failed to cure such default within ten (10) days after Seller’s notice, then Escrow Agent shall deliver to Seller the Deposit. In such event the Deposit shall be deemed as full and complete liquidated damages and the sole and exclusive remedy of Seller, the parties hereby agreeing that they have considered carefully the loss to Seller that would be a consequence of such default and that the Deposit is a reasonable estimate of such loss. Upon payment to Seller of the Deposit, this Agreement shall terminate, and neither party shall have any further obligations or liabilities to any other party, other than any obligations or liabilities which expressly survive any termination of this Agreement.

         11.2 Seller’s Default. If Seller breaches its representations, warranties, covenants and agreements hereunder or fails to consummate the purchase and sale contemplated herein by the Closing Date, and Purchaser has notified Seller of such default and Seller has failed to cure such default within ten (10) days of Purchaser’s notice, or if, pursuant to Section 5.2 above, Seller has defaulted under the Aquia One Contract, Purchaser shall be entitled at its option to notify

Seller of the election by Purchaser to terminate this Agreement, whereupon Escrow Agent shall return the Deposit to Purchaser and neither party will have any further obligation to the other hereunder, other than the obligations of the Purchaser under Section 4.1. Alternatively, in the event Seller shall willfully fail to close as required hereunder, Purchaser at its election shall be entitled to bring suit for specific performance, inasmuch as the parties recognize and acknowledge that the Property is unique, and that there is no adequate remedy at law to compensate fully Purchaser for a breach by Seller of Seller’s obligations to convey the Property to Purchaser in accordance with the terms and conditions of this Agreement. In no event shall Purchaser be entitled to monetary damages for a default by Seller to close hereunder, with the exception that in the case of a willful failure of Seller to close hereunder after the foregoing ten (10) day notice and cure period, and provided that in the absence of such default Purchaser would have been ready, willing and able to close, Purchaser shall be entitled to recover its reasonable, out-of-pocket due diligence costs and expenses incurred in connection with this Agreement (including reasonable attorney’s fees).

         For purposes of this Agreement, a willful failure or default of Seller is one which is both intentional and voluntary (i.e., within the Seller’s reasonable control to prevent).

     12. Obligations of Seller Pending Closing. Between the date hereof and the Closing Date:

         12.1 Occupancy at Closing. The parties understand that the Property will be delivered subject only to the rights of the tenant under the Government Lease.

         12.2 Leasing. Seller agrees that it will not enter into any new leases for premises in the Property, extend or modify the existing Government Lease or enter into any other new agreements affecting the Property without the Purchaser’s consent, which consent shall not be unreasonably delayed, withheld or conditioned. Notwithstanding the foregoing, Seller may freely enter into any ordinary and necessary service agreement affecting the Property without Purchaser’s consent if the agreement shall by its terms terminate or be terminable at will by the Seller prior to Closing, provided that Seller shall give written notice of any such agreement to the Purchaser promptly after execution thereof.

         12.3 Maintenance and Operation of Property. Seller shall continue to maintain the Property consistent with its prior practices, in order that its present operating condition be maintained in good and proper repair, order and condition, normal wear and tear excepted, and shall cause the continuation of the normal operation thereof, including the purchase and replacement of supplies and equipment. Seller shall not remove or permit to be removed from the Property any Personalty, except as may be necessary for repairs or discarding worn out or useless items, provided that discarded items shall be replaced with new items of substantially equal quality and quantity and shall be free and clear of any lien or encumbrance.

         12.4 No Action. Seller shall not knowingly take any action or direct, require or advise any other person or entity to take any action that would invalidate, void or make untrue any representation or warranty provided under this Agreement or otherwise breach this Agreement.

         12.5 Additional Deliveries. Seller shall deliver to Purchaser promptly following its receipt copies of any notices received by Seller or its management agent from the holder of any liens existing against the Property or the Government pertaining to the Property from and after the date hereof through Closing.

     13. Miscellaneous Provisions.

         13.1 Completeness and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. This Agreement shall not be modified or amended except by an instrument or writing signed by and on behalf of the parties.

         13.2 Additional Documents. Purchaser and Seller agree that they will, at any time after the Closing, duly execute and deliver to each other any additional conveyances, assignments, documents and instruments, and shall take or cause to be taken such further actions (including the making of filings), which are necessary in connection with the consummation of the purchase and sale contemplated herein.

         13.3 Severability. If fulfillment of any provision of this Agreement, or performance of any transaction related hereto, at the time such fulfillment or performance shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled or performed shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

         13.4 Cumulative Remedies. Except as specifically provided in this Agreement, each and every of the rights, benefits, and remedies provided to Purchaser or Seller by this Agreement, or any instruments or documents executed pursuant to this Agreement, are cumulative and shall not be exclusive of any other rights, remedies and benefits allowed to such party by this Agreement, at law or in equity.

         13.5 Construction. Each party hereto hereby acknowledges that all parties hereto participated equally in the negotiation and drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than against the other.

         13.6 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

         13.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Purchaser may not assign this Agreement to any person or entity other than a wholly owned subsidiary of Purchaser without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of an assignment by Purchaser to a wholly owned subsidiary of Purchaser, Purchaser shall remain liable for the performance of the obligations of Purchaser hereunder, unless and until expressly released by Seller. Seller shall not assign this Agreement.

         13.8 Waiver; Modification. Failure by Purchaser or Seller to insist upon or enforce any of its rights hereto shall not constitute a waiver thereof.

         13.9 Governing Law. This Agreement shall be governed by and construed under the laws of the state of Virginia.

         13.10 Headings. The headings are used herein for convenience of reference only, and shall not be deemed to vary the content of this Agreement.

         13.11 Exhibits. All Exhibits attached hereto are incorporated herein and made a part of this Agreement.

         13.12 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of each party or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. This document and any amendment hereto may be executed by facsimile and any such facsimile shall be deemed to constitute an original for all purposes hereof.

         13.13 Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be personally delivered, sent by facsimile transmission, sent by Federal Express or other recognized overnight delivery service, prepaid by the party sending such notice, to the addresses indicated below.

If intended for Seller to:

Aquia Commerce Center II, L.C.
Garrett Development Corporation
25 Center Street, Suite 101
Stafford, Virginia 22556
Attention: Andrew S. Garrett

With a copy to:

Stephanie Cutler, Esq.
Foley Hoag, LLP
1875 K Street, N.W.
Suite 800
Washington, D.C. 20006

If intended for Purchaser to:

First Potomac Realty Trust
7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814
Fax No. 301-986-5554
Attention: Nicholas R. Smith

With a copy to:

Armstrong Teasdale LLP
One Metropolitan Square, Suite 2600
211 North Broadway
St. Louis, Missouri 63102-2740
Fax No. 314-612-2349
Attention: Amit Shah, Esq.

     The addresses and parties set forth above may be changed from time to time by any party by notice to the other. For purposes of this Agreement, notices shall be effective upon receipt or refusal thereof.

         13.14 Business Day. As used herein, the term “Business Day” shall mean any day other than a Saturday or Sunday, or other day recognized as a holiday by the U.S. Government. All times specified hereunder shall be deemed to be Eastern Standard Times.

         13.15 Survival. It is the express intention and agreement of the parties hereto that the covenants, agreements, statements, representations and warranties made in this Agreement by Seller and Purchaser shall survive the execution and delivery of this Agreement for one (1) year following Closing.

         13.16 Attorneys’ Fees. If Purchaser institutes any proceeding or action to obtain specific performance by Seller of its closing obligations hereunder, and Purchaser prevails thereunder (i.e. Purchaser obtains specific performance) then and in such event Seller shall reimburse Purchaser for reasonable, out-of-pocket costs and other expenses, including reasonable attorneys’ fees, incurred in connection with such proceeding or action.

         13.17 Waiver of Jury. SELLER AND PURCHASER EACH HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT.

         13.18 Brokerage Commission. Seller and Purchaser represent and warrant to each other that they have dealt with no brokers or finders in connection with the sale of the Property other than Grubb & Ellis (the “Broker”) and that no brokerage fee or real estate commission is or shall be due or owing in connection with this transaction other than to the Broker, who shall be paid solely by Seller from the proceeds at Closing in accordance with the terms of a separate written agreement with Seller. Seller and Purchaser hereby indemnify and hold the other harmless from any and all loss, costs or damage (including, without limitation, reasonable attorneys fees and expenses) arising out of any claims of any broker or agent so claiming based on action or alleged action of the indemnifying party recognizing the Seller alone shall bear the cost of the Broker as aforesaid. This Section 13.18 shall survive Closing.

         13.19 Exclusivity. Seller agrees that it will not (either directly or indirectly) offer to sell, or solicit any offers to purchase or negotiate for the sale or disposal of the Property with any other party other than the Purchaser and its affiliates prior to Closing or an earlier default by the Purchaser hereunder (beyond any applicable notice and cure period) or termination of this Agreement in accordance with its terms.

         13.20 Confidentiality. Each party agrees that, except as otherwise set forth in this Agreement or required by law or legal process, it shall: (i) keep the contents of this Agreement and any information related to the transaction contemplated hereby confidential (except that Purchaser and Seller may disclose such data and information to their respective employees, lenders, consultants, accountants and attorneys, provided that such persons agree to treat such data and information confidentially); and (ii) refrain from generating or participating in any publicity statement, press release or other public notice regarding this transaction without the prior written consent of the other party unless required under applicable law or by legal process; provided, however, that Purchaser and Seller may at or following the Closing publicly announce the sale of the Property and the identity of the new owner thereof. The provisions of this Section 13.20 shall survive the Closing. Seller acknowledges that the general partner of Purchaser is a publicly traded real estate investment trust. Notwithstanding the foregoing confidentiality provisions, Seller acknowledges that the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) may require Purchaser to disclose certain basic information concerning this Agreement and the transactions contemplated herein in documents to be filed with the SEC. The parties agree that Purchaser shall be permitted to make such disclosures and that such disclosures shall not constitute a breach or a violation of this Section 13.20 or any other confidentiality or non-disclosure agreement executed by the parties prior to the Effective Date. Such confidentiality or non-disclosure agreement, if any, shall be amended and modified to the extent provided in this Section.

[THE BALANCE OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

PURCHASER:

ATTEST:	FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By: /s/ Nicholas R. Smith
Name:	Name:
Title:	Title: Executive Vice President

(CORPORATE SEAL)

SELLER:

WITNESS:	AQUIA COMMERCE CENTER II, L.C.

By: /s/ Miriam J. Cutler
Name:	Name: Miriam J. Cutler
Title: Manager

(CORPORATE SEAL)

By: /s/ Andrew S. Garrett
Name:	Name: Andrew S. Garrett Title: Manager

(CORPORATE SEAL)

ACCEPTED AND AGREED BY ESCROW AGENT:

TRI-STATE COMMERCIAL CLOSINGS, INC.

By: /s/ Richard W. Klein, Jr.
Name:
Title: President

GUARANTY

     The representations and warranties set forth in Section 3 of this Agreement of Purchase and Sale shall be unconditionally guaranteed, jointly and severally, by each of the undersigned prior to Closing and for so long as the representations and warranties survive under Section 13.15 above. The liability of each of the undersigned hereunder shall be primary, and in any right of action which shall accrue to Purchaser for breach of a representation or warranty under this Agreement of Purchase and Sale, Purchaser may, at its option and in its sole discretion, proceed directly against the any or all of the undersigned without giving any additional notice of default (other than the notice of default required to be given to the Seller under Section 11.2 above) or having made any demand, commenced any action, or having obtained any judgment against Seller.

CUTLER DEVELOPMENT CORPORATION

By:	/s/ Miriam J. Cutler
Name:
Title: President

GARRETT DEVELOPMENT CORPORATION

By:	/s/ Andrew S. Garrett
Name:
Title:

MTM BUILDER/DEVELOPER, INC.

By:	/s/ Dean F. Morehouse
Name:
Title: President